Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: David H. Dunn

(989) 631-4280

WOLVERINE BANCORP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR END RESULTS

Midland, Michigan, February 8, 2012: Wolverine Bancorp, Inc. (the “Company”), (Nasdaq: WBKC), the holding company for Wolverine Bank (the “Bank”), a federally chartered savings bank headquartered in Midland, Michigan, announced earnings for the fourth quarter and the year ended December 31, 2011. For the three months ended December 31, 2011, the Company reported net income of $256,000, as compared to net income of $126,000 for the same period last year. For the fiscal year ended December 31, 2011, the Company reported net income of $1.1 million, as compared to a net loss of $3.6 million for 2010. Earnings per share for the three months ended December 31, 2011 were $0.11 and $0.45 (pro-rated) for the year ended December 31, 2011. The results for 2010 were for the operation of the Bank only, while the 2011 results are for the Company as a whole.

On January 19, 2011, the Bank completed its mutual-to-stock conversion and related stock offering with the issuance of 2,507,500 shares. The Company’s stock began trading on January 20, 2011, on the Nasdaq Capital Market, under the symbol “WBKC”.

Net interest income for the three months and year ended December 31, 2011 increased to $2.4 million and $9.4 million, respectively, from $2.1 million and $7.9 million, respectively for the prior year periods. Noninterest income for the three months ended December 31, 2011 decreased to $465,000 from $860,000 for the year earlier period. This decrease is primarily due to a $264,000 decrease in gain on sale of loans and a decrease of $161,000 in gain on sale of real estate owned. For the year ended December 31, 2011, noninterest income decreased to $1.6 million from $2.0 million. Noninterest expense remained consistent at $2.2 million for the three months ended December 31, 2011, as compared to the year earlier period. For the year ended December 31, 2011, noninterest expense decreased to $8.0 million as compared to $10.9 million. This decrease is primarily attributable to $3.2 million charge we incurred in June 2010 in connection with the freezing and funding of our multi-employer defined benefit pension plan.

Since December 31, 2010, the Company’s total assets decreased $20.5 million or 6.5%, to $293.7 million. The decrease is primarily attributable to a decrease in cash and cash equivalents, partially offset by an increase in interest-earning time deposits and net loans. Net loans increased by $10.4 million or 4.4%, to $243.7 million. The increase in loans was primarily attributable to an increase of $13.9 million in multifamily commercial real estate loans, offset by a decrease of $8.5 million in 1-4 family residential mortgage loans. Deposits decreased by $13.5 million or 7.7%, to $161.2 million primarily as a result of maturing certificates of deposits not being renewed. The majority of these certificates were originated under our three-year guaranteed upward re-pricing certificate of deposit product with interest rates reflecting the higher market interest rate environment at the time that these deposits were originated. Our core deposits (consisting of interest-bearing and noninterest-bearing checking accounts, money market accounts and savings accounts) increased by $2.0 million. Cash and cash equivalents decreased by $34.8 million or 71.3%, to $14.1 million from $48.9 million at December 31, 2010. The decrease in cash and cash equivalents was primarily the result of paying off maturing FHLB advances, funding new loan originations and maturing certificate of deposits from our deposit portfolio which were not retained.

Non-performing assets totaled $15.8 million or 5.9% of total assets as of December 31, 2011 as compared to $10.3 million or 3.3% of total assets as of December 31, 2010. The increase in nonperforming assets was primarily due to one loan relationship of $5.6 million that was moved to non-performing status as of June 30, 2011. Each of the loans within this relationship had been classified as substandard since 2009 and approximately 50% of this relationship is collateralized by developed commercial land and approximately 50% is collateralized by developed residential single-family lots and three single-family homes built on speculation. The entire relationship is cross collateralized and all of these properties are located within Michigan. At December 31, 2011, the general allowance for loan losses was $5.7 million, or 2.2% of total loans, and the specific allowance for loan losses was $3.8 million, or 1.5% of total loans, as compared to $6.4 million (2.6%) and $3.4 million (1.4%) as of December 31, 2010.

David H. Dunn, President and Chief Executive Officer of the Company, commented, “We continue to emphasize growing our loan portfolio, while maintaining prudent underwriting standards. Enhancing our operational efficiencies and improving our sales & marketing efforts, along with reducing our overall cost of funds by emphasizing lower-cost core deposits and reducing borrowings are also critical items. It is also important that we continue to both understand and work with our customers struggling with financial difficulties. We appreciate our new shareholder partners and look forward to their continued support.”

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verb such as “will,” “would,” “should,” “could” or may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Wolverine Bancorp, Inc. is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

WOLVERINE BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31,	December 31,
	2011	2010
	(Unaudited)
Cash and due from banks	$454	$386
Interest-earning demand deposits	13,625	48,550

Cash and cash equivalents	14,079	48,936
Interest-earning time deposits	21,146	14,931
Held to maturity securities	315	388
Loans held for sale	666	748
Loans, net of allowance for loan losses of $9,503 and $9,775	243,663	233,291
Premises and equipment, net	1,503	1,644
Federal Home Loan Bank stock	4,391	4,609
Other real estate owned	1,365	2,375
Accrued interest receivable	833	851
Other assets	5,705	6,433

Total assets	$293,666	$314,206

Liabilities and Retained Earnings

Liabilities
Deposits	$161,168	$174,692
Federal Home Loan Bank advances	65,860	76,795
Stock conversion related liabilities	—	19,108
Interest payable and other liabilities	1,661	1,667

Total liabilities	228,689	272,262
Commitments and Contingencies

Stockholders’ Equity	64,977	41,944

Total liabilities and stockholders’ equity	$293,666	$314,206

WOLVERINE BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF

INCOME

(Dollars in Thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(2011 Unaudited)		(2011 Unaudited)
Interest and dividend income:
Loans	$3,493	$3,675	$14,047	$14,652
Investment securities and other	75	119	341	560

Total interest and dividend income	3,568	3,794	14,388	15,212

Interest expense:
Deposits	395	729	1,803	3,195
Borrowings	727	994	3,183	4,147

Total interest expense	1,122	1,723	4,986	7,342

Net interest income	2,446	2,071	9,402	7,870

Provision for loan losses	300	511	1,385	4,491

Net interest income after provisions for loan losses	2,146	1,560	8,017	3,379

Noninterest Income	465	860	1,647	2,023

Noninterest Expense	2,222	2,239	7,980	10,872

Income before federal income taxes	389	181	1,684	(5,470)

Federal Income taxes	133	56	576	(1,858)

Net income	$256	$125	$1,108	$(3,612)